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                                                                       EXHIBIT 5
                                                                       EXECUTION

                                 THIRD AMENDMENT

     THIS THIRD AMENDMENT (the "Amendment") is entered into as of October __, 1999 by and among MacDermid, Incorporated, a Connecticut corporation ("Buyer"), MCD Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer ("Merger Sub"), PTI, Inc., a Delaware corporation ("Seller"), and Citicorp Venture Capital, Ltd., a New York corporation ("CVC"), to amend that certain Plan and Agreement of Merger entered into as of February 18, 1999 and amended by the First Amendment thereto (the "First Amendment") dated as of July 27, 1999 and the Second Amendment thereto (the "Second Amendment") dated as of September 13, 1999 (as further amended hereby, the "Merger Agreement"), by and among Buyer, Merger Sub, Seller and CVC. Buyer, Merger Sub, Seller and CVC are collectively referred to as the "Parties." Any capitalized term used in this Amendment and not otherwise defined shall have the meaning ascribed to that term in the Merger Agreement.

     WHEREAS, the Parties desire to amend the Merger Agreement to, among other things, adjust the number of Buyer Shares issuable in connection with the Merger and to extend the date on which the Parties may terminate the Merger Agreement;

     NOW THEREFORE, in consideration of the mutual agreements set forth herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged the Parties agree as follows:

     A. The Merger Agreement is hereby amended, effective as of the date hereof:

          1. By deleting Section 2.4(e) of the Merger Agreement in its entirety and substituting in the place thereof the following:

          (e) Conversion of Seller Shares. Subject to the provisions of Section 2.4(h), at and as of the Effective Time, (i) each holder of Seller Preferred Shares then outstanding shall by virtue of the Merger be entitled to receive that number of Buyer Shares, rounded to the nearest thousandth, equal to the quotient obtained by dividing (X) the aggregate liquidation value of the Preferred Shares held by such holder plus any and all accumulated and unpaid dividends thereon to but not including the Effective Time by (Y) the Current Market Price as of the Closing Date (the Buyer Shares delivered pursuant to this Section 2.4(e)(i) to all holders of Seller Preferred Shares being collectively referred to as the "Preferred Exchange Shares"); and (ii) each holder of Seller Common Shares then outstanding, other than any holder of Dissenting Shares, shall by virtue of the Merger be entitled to receive that number of Buyer Shares, rounded to the nearest thousandth, which is equal to the product of (X) the Seller Common Ratio applicable to such holder of Seller Common Shares multiplied by
          (Y) Seven Million (7,000,000) minus the aggregate number of the Preferred Exchange Shares. After the Closing, there shall be no transfers on the stock transfer books of Seller Shares which were issued and

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               outstanding at the Effective Time and converted pursuant to the provisions of this Section 2.4(e). After the Effective Time, holders of certificates of Seller Shares shall cease to be, and shall have no rights as, stockholders of Seller, other than to receive Buyer Shares into which such Seller Shares have been converted and, if applicable, fractional share payments pursuant to the provisions hereof. Schedule 2.4(e) to this Agreement illustrates the distribution pursuant to this Agreement of the Buyer Shares and the Buyer Warrants (including the Escrow Shares and the Escrow Warrant) among, respectively, the Seller Stockholders and holder of the CMP Warrant (which is the only option, warrant or similar right to acquire Seller Shares that is outstanding as of the date of this Agreement), assuming solely for purposes of that presentation that (i) there are no Dissenting Shares, (ii) there are no accrued and unpaid dividends on the Seller Preferred Shares as of the Closing Date, and (iii) the Current Market Price as of the Closing Date is equal to $33.375.

          2. By deleting Schedule 2.4(e) attached to the Merger Agreement in its entirety and substituting in the place thereof the Schedule 2.4(e) attached hereto.

          3. By deleting Section 2.4(h) of the Merger Agreement in its entirety and substituting in the place thereof the following:

               (h) Escrow Shares. At the Closing, CVC and the Escrow Agent shall enter into the Escrow Agreement, which Escrow Agreement is intended to serve as an adjustment to the aggregate amount of consideration payable to the holders of Seller Common Shares and the CMP Warrant in connection with the Merger. At the Closing, there shall be withheld from each holder of Seller Common Shares a number of Buyer Shares (collectively, the "Escrow Shares") equal to the product, rounded to the nearest whole share, of (X) the number of Buyer Shares such holder would have otherwise received pursuant to Section 2.4(e) multiplied by (Y) the Escrow Ratio. The "Escrow Ratio" shall be the quotient obtained by dividing (X) One Hundred Twenty-Seven Thousand (127,000) by (Y) the arithmetic difference between Seven Million (7,000,000) and the aggregate number of the Preferred Exchange Shares. At the Closing, Buyer shall deposit with the Escrow Agent one or more stock certificates representing the Escrow Shares.

          4. By deleting Section 2.5(a) of the Merger Agreement in its entirety and substituting in the place thereof the following:


               (a) Warrant Shares. As used in this Agreement, the term "Warrant Shares" means that number, rounded up to the nearest whole integer, which is equal to the product of (X) the Seller Common Ratio applicable to the CMP Warrant, treating

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               CMP as a holder of Seller Common Shares, multiplied by (Y) Seven
               Million (7,000,000) minus the aggregate number of the Preferred Exchange Shares.

          5. By deleting Section 7.2(g) of the Merger Agreement in its entirety and substituting in the place thereof the following:

               (g) The total number of Buyer Shares that potentially may not be issued in the Merger as a consequence of one or more Seller Stockholders having the right, as of the Closing, to exercise dissenter's rights under the DGCL shall not exceed Three Hundred Eighty-Five Thousand (350,000).

          6.   By deleting all references to the date "October 29, 1999" from
Section 9 of the Merger Agreement and substituting in the place thereof the date "December 15, 1999."

          B.   Buyer and Seller shall use all commercially reasonable efforts to
(a) prepare a revised Joint Proxy Statement-Prospectus or a supplement to the Joint Proxy Statement-Prospectus dated August 30, 1999, as Buyer with the advice of counsel shall determine (which documents are collectively referred to as the "Revised Proxy Statement") and (b) file the Revised Proxy Statement in one or more post-effective amendments (collectively, the "Post-Effective Amendment") to the S-4 Registration Statement (No. 333-86129) and have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after the date of this Amendment. All references in the Merger Agreement to the "Joint Proxy Statement-Prospectus" and the "S-4 Registration Statement" shall include the "Revised Proxy Statement" and "Post-Effective Amendment," respectively, unless the context otherwise requires. Seller and, if required pursuant to the NYSE Rule, Buyer shall cause the Revised Proxy Statement to be mailed to their respective stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. All references in the Merger Agreement to "Seller Stockholder Approval" shall mean the affirmative vote, in favor of a proposal to approve the Merger Agreement as amended by this Amendment, at a meeting or by written consent after the effective date of the Post-Effective Amendment, of the holders of a majority of each class of Seller Voting Shares entitled to vote thereon in accordance with the certificate of incorporation and bylaws of Seller and Section 251(c) of the DGCL. To the extent Buyer is required pursuant to the NYSE Rule to resolicit Buyer Stockholder Approval, all references in the Merger Agreement to Buyer Stockholder Approval shall mean the affirmative vote, in favor of a proposal to approve the Merger Agreement as amended by this Amendment, at a meeting after the effective date of the Post-Effective Amendment, of the holders of a majority of the outstanding shares of Buyer Common Stock in accordance with the certificate of incorporation and bylaws of Buyer and Section 251(c) of the DGCL.

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     C.   Except as expressly provided by this Amendment, the First Amendment and the Second Amendment, the Merger Agreement remains in full force and effect, and except as expressly provided by this Amendment, this Amendment shall not constitute a modification or waiver of any other provision of the Merger Agreement, the First Amendment or the Second Amendment.

     D. This Amendment may be executed in counterparts, all of which shall be considered one and the same instrument, each being deemed to constitute an original, and shall be effective when one or more counterparts have been signed by each Party and delivered to the other Parties, which delivery may be made by facsimile transmission.

     E. This Agreement shall be governed by, and interpreted in accordance with the laws of the State of Connecticut, without regard to any applicable conflicts of law.

     F. In the event of any inconsistency between the terms of this Amendment and the Merger Agreement, the First Amendment or Second Amendment, this Amendment shall govern.

     G. At the request of any Party, the Parties shall amend and restate the Merger Agreement in its entirety to reflect this Amendment and the First Amendment and Second Amendment.

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                                                                      EXECUTION

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed, under seal, in counterparts by their duly authorized officers, as of the date first above written.

                                     MACDERMID, INCORPORATED

                                     By:/s/ Daniel H. Leever
                                        -----------------------
                                           Name: Daniel H. Leever
                                           Title: President

                                     MCD ACQUISITION CORP.

                                     By:/s/ John L. Cordani
                                        -----------------------
                                           Name: John L. Cordani
                                           Title: Secretary

                                     PTI, INC.

                                     By:/s/ David R. Beckerman
                                        -----------------------
                                           Name: David R. Beckerman
                                           Title: President/CEO

                                     CITICORP VENTURE CAPITAL,
                                     LTD.

                                     By:/s/ Joseph M. Silvestri
                                        -----------------------
                                          Name: Joseph M. Silvestri
                                          Title: Vice President


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